UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 22, 2015

CYPRESS SEMICONDUCTOR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1–10079	94-2885898
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

198 Champion Court

San Jose, California 95134

(Address of principal executive offices and zip code)

(408) 943-2600

(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01Entry Into a Material Definitive Agreement.

On December 22, 2015, Cypress Semiconductor Corporation (the “Company”) entered into a Joinder Agreement (the “Term Loan Joinder Agreement”) to its Amended and Restated Credit and Guaranty Agreement, dated as of March 12, 2015, by and among the Company, the Guarantors (as defined below), the lenders from time to time party thereto (the “Lenders”), and Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent (as amended, restated, supplemented or otherwise modified from time to time, including by that certain Amendment No. 1, dated October 20, 2015, the “Credit Agreement”).

The Term Loan Joinder Agreement provided for the incurrence by the Company of a Term Loan A in an aggregate amount of $100,000,000 (the “Incremental Term Loan”). The incurrence of such Incremental Term Loan was permitted as an incremental loan under the Credit Agreement and is subject to the terms of the Credit Agreement and additional terms set forth in the Term Loan Joinder Agreement.

The Incremental Term Loan is subject to, at the Company’s option, either an interest rate equal to (i) 3.25% over LIBOR or (ii) an interest rate equal to 2.25% over the greater of (x) the prime lending rate published by the Wall Street Journal, (y) the federal funds effective rate plus 0.50%, and (z) the LIBOR rate for a one month interest period plus 1%. The Company paid a 1.00% upfront fee in connection with the incurrence of the Incremental Term Loan to the relevant lenders.

The Incremental Term Loan amortizes in quarterly installments equal to 1.25% per quarter for 2016, 1.875% per quarter for 2017 and 2018, and 2.50% per quarter thereafter, with the remaining outstanding principle amount due at final maturity on March 12, 2020. The Incremental Term Loan may be voluntarily prepaid at the Company’s option and is subject to mandatory prepayments equal to (i) 50% of excess cash flow, as defined in the agreement, (stepping down to 25% and 0% based on a decrease in total leverage ratio over time) at the end of each fiscal year, (ii) the net cash proceeds from certain asset sales (subject to certain reinvestment rights) and (iii) the proceeds from any debt issuances not otherwise permitted under the Credit Agreement.

The proceeds of the Incremental Term Loan will be used to (i) repurchase a portion of the Company’s outstanding equity and/or reimburse the Company for previous repurchases, (ii) refinance a portion of the Company’s outstanding revolving loans, and (iii) pay fees and expenses in connection with the foregoing.

On January 6, 2016, the Company entered into an Incremental Revolving Joinder Agreement (the “Revolving Joinder Agreement”) to its Credit Agreement to increase the amount of revolving commitments under its Credit Agreement by an additional $90,000,000 (the “Increased Commitments”). After giving effect to the Revolving Joinder Agreement, the total aggregate amount of revolving commitments under the Credit Agreement is $540,000,000.

The Increased Commitments are permitted as an incremental increase under the Credit Agreement and are subject to the same terms of the Credit Agreement that are applicable to the already existing revolving commitments. The Increased Commitments, together with any already existing revolving commitments, may be drawn, repaid, and redrawn by the Company for the purpose of funding working capital and general corporate purposes.

Certain of the Lenders and their affiliates have engaged in, and may in the future engage in, other commercial dealings in the ordinary course of business with the Company or its affiliates. They have received, or may in the future receive, customary fees and commissions for those transactions.

The foregoing description is qualified in its entirety by reference to the Term Loan Joinder Agreement and the Revolving Joinder Agreement which are attached as Exhibit 10.1 and Exhibit 10.2, respectively, to this Form 8-K and are incorporated herein by reference.

Item 2.03        Creation of a Direct Financial Obligation.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Joinder Agreement dated as of December 22, 2015.

10.2	Incremental Revolving Joinder Agreement dated as of January 6, 2016.

[signature page follows]

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  January 11, 2016CYPRESS SEMICONDUCTOR CORPORATION

By: /s/ Thad Trent

Thad Trent

Executive Vice President, Finance & Administration

and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Joinder Agreement dated as of December 22, 2015.

10.2	Incremental Revolving Joinder Agreement dated as of January 6, 2016.